Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

Date: December 1, 2023

TENCENT HOLDINGS LIMITED

By:	/s/ James Gordon Mitchell
	Name:	James Gordon Mitchell
	Title:	Authorized Signatory

TENCENT MOBILITY LIMITED

By:	/s/ Wang Sze Man
	Name:	Wang Sze Man
	Title:	Authorized Signatory